Exhibit 3.1

CORPORATE ACCESS NUMBER: 2026610804

BUSINESS CORPORATIONS ACT

CERTIFICATE

OF

CONTINUANCE

DEVVSTREAM CORP. (FORMERLY: FOCUS IMPACT ACQUISITION CORP.)
CONTINUED FROM DELAWARE TO ALBERTA ON 2024/11/06.

Articles of Continuance
 Business Corporations Act
Section 188

1.	Name of Corporation
DevvStream Corp.

2.	The classes of shares, and any maximum number of shares that the corporation is authorized to issue:
Refer to “Share Structure” attachment.

3.	Restrictions on share transfers (if any):
There are no “Restrictions on Share Transfers”.

4.	Number, or minimum and maximum number, of directors that the corporation may have:
The Corporation shall have a minimum of 3 and a maximum of 15 directors.

5.	If the corporation is restricted FROM carrying on a certain business, or restricted TO carrying on a certain business, specify the restriction(s):
There shall be no restrictions on the business that the Corporation may carry on.

6.	Other rules or provisions (if any):
Refer to “Other Rules or Provisions” attachment.

7.	If a change of name is effected, indicate previous name:
Focus Impact Acquisition Corp.

8.	Current Extra-Provincial Registration (if applicable): Alberta Corporate Access Number
	N/A	N/A

9.	Current Jurisdiction Information
Name of Corporation: Focus Impact Acquisition Corp. Registration Number in Current Jurisdiction: 5219712 Jurisdiction: Delaware Date of Formation in Current Jurisdiction: February 23, 2021

10.	Business Number (If a business number is not provided, CRA will assign as new business number)
N/A

11.	Date Authorized:	September 13, 2024
Month / Day / Year

12.	Authorized Representative/Authorized Signing Authority for the Corporation
	Name & Title of Person Authorizing (please print)	Address: (including postal code)	Authorized Signature

12.	Authorized Representative/Authorized Signing Authority for the Corporation
	Name & Title of Person Authorizing (please print)	Address: (including postal code)	Authorized Signature
	Carl Stanton	1345 Avenue of the Americas 33rd Floor New York, NY 10105	DocuSigned by: CARL STANTON 8D15AFB895524FB

This information is being collected for the purposes of corporate registry records in accordance with the Business Corporations Act. Questions about the collection of this information can be directed to the Freedom of Information and Protection of Privacy Coordinator for Alberta Registries. Research and Program Support, Box 314. Edmonton.AIberta T5.1 4L4. (780) 427-7013.

SHARE STRUCTURE

Attached to and Forming Part of

the Articles of DevvStream Corp.

The Corporation is authorized to issue an unlimited number of Common Shares and an unlimited number of Preferred Shares, issuable in series.

1.    COMMON SHARES

Subject to the rights, privileges, restrictions and conditions which attach to any other class of shares of the Corporation, the Common Shares, as a class, shall have attached thereto the following rights, privileges, restrictions and conditions:

1.1    Voting Rights

Each holder of Common Shares shall be entitled to notice of and to attend (including, if applicable, virtually) any meeting of the shareholders of the Corporation. Holders of Common Shares shall be entitled to vote at any meeting of the shareholders of the Corporation, and at each such meeting, shall be entitled to one vote in respect of each Common Share held, except for a meeting of which only holders of another particular class or series of shares of the Corporation shall have the right to vote.

1.2    Dividends and Distributions

Holders of Common Shares shall be entitled to receive, as and when declared by the Board, dividends or other distributions in cash or otherwise, subject to the rights, privileges, restrictions, and conditions attached to the Preferred Shares of any series or any other class or series of stock having a preference over the Common Shares with respect to the payment of dividends.

1.3    Liquidation, Dissolution or Winding-Up

In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or in the event of any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of Common Shares shall, subject to the prior rights of the holders of any shares of the Corporation ranking in priority to the Common Shares, be entitled to participate ratably in the remaining property of the Corporation (on a per share basis).

2.    PREFERRED SHARES

The rights, privileges, restrictions and conditions attaching to the Preferred Shares, as a class, shall be as follows:

1. Issuance in Series

1.1.

Subject to the filing of Articles of Amendment in accordance with the Business Corporations Act (Alberta) (the "Act*"), the Board of Directors may at any time and from time to time issue the Preferred Shares in one or more series, each series to consist of such number of shares as may. before the issuance thereof. be determined by the Board of Directors.

1.2.
Subject to the filing of Articles of Amendment in accordance with the Act, the Board of Directors may from time to time fix, before issuance, the designation, rights, privileges, restrictions and conditions attaching to each series of Preferred Shares including, without limiting the generality of the foregoing, the amount, if any, specified as being payable preferentially to such series on a Distribution; the extent, if any, of further participation on a Distribution; voting rights, if any; and dividend rights (including whether such dividends be preferential, or cumulative or non-cumulative), if any.

OTHER RULES OR PROVISIONS
Attached to and Forming Part of the Articles of DevvStream Corp.

1.
The directors of the Corporation may appoint one or more directors of the Corporation but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of shareholders of the Corporation. Any directors of the Corporation appointed pursuant to the previous sentence shall hold office for a term expiring not later than the close of the next annual meeting of shareholders

2.
Shareholders meetings may be held anywhere inside or outside of Alberta, (i) entirely in person; or (ii) entirely by electronic means; or (iii) both in person and by electronic means, in all cases as the directors determine by resolution from time to time.

3.
Except as otherwise provided in these Articles or except as provided in the Business Corporations Act (Alberta) or other applicable law, any shares entitled to vote on any matter shall vote together as if they were shares of a single class.

4.
To the extent required by applicable laws, the Corporation and/or its transfer agent may deduct and withhold any tax. To the extent any amounts are so withheld and are timely remitted to the applicable governmental authority, such amounts shall be treated for all purposes herein as having been paid to the person otherwise entitled thereto.